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Exhibit 99.1

         Great Pines Water Company, Inc. and Suntory Water Group, Inc.
                           Announce Merger Agreement

Acquisition Further Positions Suntory as a Leader in the Home and Office Market

HOUSTON, Texas and Marietta, Georgia (April 1, 1999) -- Great Pines Water Company, Inc. (OTC Bulletin Board: GPWC) and Suntory Water Group, Inc., the nation's second-largest bottled water company announced today that they have entered into a definitive merger agreement. Suntory has also acquired a controlling interest in Great Pines through the purchase of 67% of the company's stock from its principal shareholders, Robert A. Hammond, Sr., Robert A. Hammond, Jr., and others.

Under the terms of the merger agreement, each Great Pines shareholder, including the principal shareholders, will receive $5.87 in cash per share of common stock. In addition, each shareholder will be entitled to receive a portion of net after-tax proceeds from Great Pines' pending lawsuit filed by Great Pines. Such net proceeds, if any, will be distributed to shareholders promptly upon receipt by Great Pines.

An information packet will be distributed to shareholders shortly. The transaction is expected to close in 60 to 90 days.

"The acquisition of Great Pines complements the quality and scope of our existing operations in the home and office market and extends our presence in Texas to Dallas/Fort Worth," said David Krishock, President and CEO of Suntory Water Group. "This transaction is in line with our aggressive acquisition strategy. Since 1996 alone, we have acquired 27 bottled water companies, including Cloister Spring Water Company and Hinckley & Schmitt, and we now hold 9% of the overall market share in the industry."

"With Suntory, Great Pines' customers will continue to have excellent service, reliable deliveries, and the highest quality spring water," said Robert A. Hammond, Jr., President and CEO of Great Pines Water Company. "We are pleased that our customers will enjoy the benefits of being part of a strong national company."

Great Pines, incorporated in 1986, processes, bottles and distributes non-sparkling bottled water, under the "Texas Premium Waters" brand name, to commercial and residential customers in Houston and Dallas/Fort Worth. Three different types of water products -- spring water, purified water and drinking water are available in five gallon bottles, and customers generally lease water dispensers from the Company.

Suntory Water Group, established in 1985, bottles, sells and distributes water and related products under five regional names, including Hinckley Springs, Crystal Springs, Belmont Springs, Kentwood Springs and Sierra Springs. The company offers single-serve bottles, bulk packages and cooler options to home and office and retail customers in 38 states and Alberta, Canada.

Contact:  Great Pines Water Company, Inc.:
          Robert A. Hammond, Jr., President and Chief Executive Officer
          (713) 864-6688

          Suntory Water Group, Inc.:
          Chris Dunn, Vice President Corporate Planning
          (770) 933-1400

          Golin/Harris International
          Allan Jordan/Kim Eppner
          (212) 697-9191